EXHIBIT 10.2

                               FIRST AMENDMENT TO
                            DEFERRED SHARE AGREEMENT

        THIS FIRST AMENDMENT TO DEFERRED SHARE AGREEMENT (this "Amendment") made as of the 27th day of July 2005 by and between Novelis Inc. (the "Company") and Martha F. Brooks (the "Executive").

        WHEREAS, Alcancorp, a wholly-owned subsidiary of Alcan Inc., and the Executive entered into a Deferred Share Agreement, dated July 1, 2002 (the "Agreement"), pursuant to which Alcancorp agreed to grant to the Executive 33,500 shares of Alcan Inc. common stock on the third anniversary of the Executive's employment date in order to compensate the Executive for the loss of accrued performance plan benefits and unvested restricted stock from the Executive's previous employer;

        WHEREAS, the Executive began employment with Alcancorp on August 1, 2002;

        WHEREAS, in connection with the reorganization of Alcan Inc. in January 2005, the Agreement was assigned to the Company and the 33,500 shares of Alcan Inc. common stock to be granted under the Agreement were converted to 66,477.40 shares of common stock in the Company.

        WHEREAS, the Company and the Executive desire to amend the Agreement to provide for a cash payment, in lieu of a grant of common stock, by the Company to the Executive on the third anniversary of the Executive's employment, such payment to be in an amount equal to the fair market value of the shares of Company common stock to be granted, subject to applicable tax withholdings.

        NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

            1. Section 1 of the Agreement shall be amended in its entirety to read as follows:

                "PAYMENT

                The Company will pay to the Executive on or before August 15, 2005 an amount equal to the product of (a) the closing price on the New York Stock Exchange of the Company's common stock on August 1, 2005 and (b) 66,477.40 shares of common stock of the Company (the "Cash Payment").

                The Company may withhold from the Cash Payment such U.S. federal, state, and local taxes as may be required to be withheld pursuant to any applicable law or regulation."

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            2. Section 2 of the Agreement shall be amended in its entirety to read as follows:

                "ADMINISTRATION

                The Cash Payment will trigger a taxable event and will be included in the Executive's taxable income.

                The Cash Payment will not be considered pensionable earnings for purposes of the pension plan.

                In the event of death of the Executive, prior to August 1, 2005, the Cash Payment, less applicable taxes, will be delivered to the Estate of the Executive."

            3. Except as expressly amended by the terms of this Amendment, all of the terms and conditions of the Agreement shall remain unchanged and continue in full force and effect.

        IN WITNESS WHEREOF, the Company and the Executive have duly executed this Amendment as of the day and year first above written.

                                                 EXECUTIVE:

                                                 Signature: /s/ Martha F. Brooks
                                                            --------------------
                                                            Martha F. Brooks

                                                 COMPANY

                                                 NOVELIS INC.

                                                 By:    /s/ Brian W. Sturgell
                                                        ------------------------
                                                 Name:  Brian W. Sturgell
                                                 Title: President and CEO

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